Exhibit 99.1

NRG Energy, Inc. Reports First Quarter 2011 Results

First Quarter 2011 Financial Highlights

•                  $455 million of adjusted EBITDA

•                  $216 million of cash flow from operations

•                  $4,013 million of total liquidity at end of the first quarter with $2,724 million in cash

•                  $175 million increase in Free Cash Flow before Growth guidance (now $1,000 to $1,200 million)

•                  $1,750-$1,950 million of 2011 adjusted EBITDA guidance reaffirmed

Growth Projects and New Business

•                  200 MW GenConn Middletown repowering project in commissioning, scheduled to be online in June 2011 (50% owned by NRG)

•                  660 MW Old Bridge CCGT project awarded a Standard Offer Capacity Agreement (SOCA) approved by New Jersey Board of Public Utilities (BPU)

•                  779 MW of solar (five projects) with committed or conditional financing and 1,196 MW of solar in advanced development

Capital Allocation

•                  $130 million of share repurchases (6.2 million shares) completed with $50 million more planned for balance of the year

•                  $161 million payment of debt on the Term Loan B facility and other non-recourse facilities

•                  $3.9 billion first lien debt refinancing underway as part of the first stage of a two-stage plan to simplify our capital structure and allow greater flexibility in future capital allocation

PRINCETON, NJ; May 5, 2011—NRG Energy, Inc. (NYSE: NRG) today reported first quarter 2011 adjusted EBITDA of $455 million and cash flow from operations of $216 million. After taking into account the $481 million asset impairment charge announced on April 19th in connection with NINA’s post-Fukushima STP 3&4 nuclear development, the Company reported a first quarter 2011 net loss of $260 million, or $1.06 per diluted common share. The quarterly results compare to net income of $58 million, or $0.22 per diluted common share, for the first quarter last year.

NRG subsidiary company, Reliant Energy, achieved adjusted EBITDA for the first quarter of $151 million, $39 million lower compared to the exceptionally strong result it achieved in the first quarter 2010. Wholesale adjusted EBITDA was $304 million for the first quarter; $107 million lower than in the first quarter of 2010. Wholesale’s comparative results were driven by a decline in energy margins resulting from lower hedge prices, increased fuel costs and lower Northeast baseload generation.

“The impact of the tragic events in Japan on STP 3&4 have drawn attention away from the strong operational performance we achieved on both the generation and the retail side of our businesses during the first quarter, surmounting both the normal winter challenges and the extraordinary weather events which occurred in Texas in early February,” commented David Crane, NRG President and Chief Executive Officer. “During the quarter we made significant strides, in particular, on our solar development program with financing completed and construction begun on some of our biggest projects, positioning NRG to become the largest owner and operator of solar generation in the United States in the near term.”

Regional Segment Results

Table 1:  Adjusted EBITDA

($ in millions)	Three Months Ended
Segment	3/31/11	3/31/10
Reliant Energy	151	190
Texas	235	272
Northeast	10	76
South Central	28	26
West	14	10
International	12	12
Thermal	10	8
Corporate(1) (2)	(5)	7
Adjusted EBITDA(3)	455	601

(1) Corporate includes the results of Green Mountain Energy and profit elimination on intercompany revenue

(2) 2011 results exclude NINA impairment charge, 2010 includes the gain on sale related to Padoma Wind

(3) Detailed adjustments by region are shown in Appendix A

Table 2: Net (Loss)/Income

($ in millions)	Three Months Ended
Segment	3/31/11	3/31/10
Reliant Energy	272	(188)
Texas	7	375
Northeast	(32)	52
South Central	14	(4)
West	13	6
International	8	8
Thermal	5	4
Corporate(1)	(547)	(195)
Net (Loss)/Income	(260)	58

(1) Corporate includes the results of Green Mountain Energy and profit elimination on intercompany revenue; 2011 results include the NINA impairment charge

Reliant Energy:  First quarter adjusted EBITDA was $151 million, $39 million lower than the first quarter of 2010 result of $190 million. The decline was the result of $39 million lower gross margin due to a 6% decline in volumes sold as well as lower unit margins consistent with competitive rates and extended lower natural gas prices. Increased marketing expenditures and effective execution in marketing, sales and operations, drove Reliant customer count growth of nearly 1% since year end 2010. In addition, improved retention rates and collection practices contributed to better customer payment patterns leading to a $5 million improvement in bad debt expense.

Texas:  Adjusted EBITDA for the first quarter of 2011 decreased by $37 million to $235 million compared to the first quarter of 2010. Energy margins were lower by $57 million, a result of lower hedge pricing and increased coal transportation costs, partially offset by a 2% increase in generation as the 2010 period included a maintenance outage at Limestone. Meanwhile, the Texas fleet performed well under February’s extreme weather conditions with a quarter-over-quarter improvement in capacity factor of 3%. Finally, O&M costs were favorable by $14 million driven by reduced outage work on our baseload plants in 2011.

Northeast:  Adjusted EBITDA for the first quarter of 2011 was $10 million, a decrease of $66 million from the first quarter of 2010. Energy margins declined $68 million due to a combination of increased fuel costs caused by higher oil and gas generation, lower hedge prices as well as a 25% decline in coal generation. This was coupled with a decrease of $30 million in capacity revenues driven by the loss of the reliability must run (RMR) contracts at Montville, Middletown and Norwalk Harbor on May 31, 2010, which contributed $10 million in the first quarter of 2010, accompanied by a decrease in locational forward reserve market (LFRM) prices and volumes in NEPOOL. Partially offsetting the unfavorable gross margin were lower operating expenses of $28 million.

South Central:  Adjusted EBITDA for the first quarter totaled $28 million, $2 million higher as compared to the first quarter of 2010. Co-op and contract sales rose 4%, increasing contract and capacity revenue by $8 million. However, these benefits were offset by an $8 million increase in generation costs at Big Cajun II due to increased volume and fuel charges. Merchant activity contributed to the $2 million increase in adjusted EBITDA driven by both a portion of Big Cajun II’s generation coupled with generation from Cottonwood.

West: Adjusted EBITDA for the first quarter of 2011 was $14 million, up $4 million from the first quarter of 2010 primarily due to additional capacity sales at El Segundo and an Encina tolling agreement price increase as compared to the same period in 2010.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	March 31, 2011	December 31, 2010
Cash and cash equivalents	2,711	2,951
Funds deposited by counterparties	317	408
Restricted cash	13	8
Total Cash and Funds Deposited	3,041	3,367
Letter of credit availability	436	440
Revolver availability	853	853
Total Liquidity	4,330	4,660
Less: Funds deposited as collateral by hedge counterparties	(317)	(408)
Total Current Liquidity	4,013	4,252

Total liquidity on March 31, 2011, stood at $4,013 million, a decrease of $239 million from December 31, 2010, driven by lower cash and cash equivalent balances of $235 million, excluding funds deposited by counterparties. The change in cash and cash equivalents was due to the following: $83 million in net debt payments including payments of $155 million on the Term Loan B facility, partially offset by $66 million in debt proceeds from the Indian River tax-exempt bonds; $219 million of capital expenditures; $130 million of stock repurchases; partially offset by $216 million of cash flow from operations.

Growth Initiatives and Developments

The Company made substantial progress on a considerable number of utility-sized and distributed solar projects during the first quarter, including the three “flagship” large-scale solar projects described below:

•                  Ivanpah - The 392 MW solar thermal project under construction in California which will be the largest solar thermal project in the world when complete, closed financing with the benefit of a $1.6 billion federal loan guarantee from the Department of Energy (DOE). On April 5, 2011, NRG Solar signed definitive agreements with partners BrightSource Energy and Google making NRG a 50.1% owner of Ivanpah.

•                  Agua Caliente - The 290 MW solar photovoltaic project under construction in Arizona, was awarded a conditional loan guarantee of up to $967 million by the DOE on January 20, 2011. NRG plans to invest up to $800 million in the project through 2014 after executing definitive documentation which is anticipated in the second quarter 2011.

•                  California Valley Solar Ranch (CVSR) - The 250 MW solar photovoltaic project which is in the pre-construction phase in California, received a conditional commitment on April 12, 2011, from the DOE for a loan guarantee of up to $1.2 billion. Subject to final agreement on terms, NRG plans to invest up to $450 million in the project over the next four years.  Construction is expected to begin in the third quarter of 2011.

2011 Share Repurchase Plan Update

The Company repurchased $130 million of shares through an accelerated share repurchase agreement with the purchase of approximately 6.2 million shares at a volume weighted average cost of $20.87 per share. $50 million of share repurchases remains under the 2011 Capital Allocation Plan and we intend on making these purchases through the balance of the year consistent with restrictive covenants contained in our existing indentures.

Outlook for 2011

Simplified Capital Structure

We have commenced a two-stage process to restructure our corporate debt beginning with a refinancing of our $3.9 billion multi-tranche first lien facilities with a single $2.3 billion revolver and $1.6 billion term loan B facility. Over the next 6-9 months, as market conditions permit, we expect to implement the second stage by refinancing our 2016 and 2017 senior note maturities. When completed, these financings will simplify our capital structure, better align covenant packages and extend debt maturities. A simplified covenant package will also enable NRG to invest more opportunistically in future growth initiatives and enhance our ability to more efficiently return capital to all investors.

Guidance Update

The fundamental drivers of both our generation and retail businesses strengthened during the first quarter 2011. As both segments of our business can be significantly affected by summer weather conditions, we have no change to our 2011 adjusted EBITDA guidance at this time. Free cash flow before growth investments is expected to be $1,000 to $1,200 million, an increase of $175 million over the prior guidance range. This increase is driven by margin collateral received and a reduction of net environmental capital expenditures following the issuance of additional Indian River tax exempt bonds. Approximately $267 million of solar expenditures associated with the Ivanpah and CVSR solar projects were originally projected to be invested in the fourth quarter of 2010 and were included in our 2010 Free Cash Flow guidance. Consistent with the current advancement of the projects, this amount is expected to be invested in the second and third quarters of 2011, respectively.

Table 4: 2011 Reconciliation of Adjusted EBITDA Guidance

($ in millions)	5/5/2011	2/22/2011

Adjusted EBITDA guidance	1,750 - 1,950	1,750 - 1,950
Interest payments	(776)	(677)
Income tax	(50)	(50)
Collateral	176	—
Working capital/other changes	167	177
Cash flow from operations	1,250 - 1,450	1,150 - 1,350
Maintenance capital expenditures	(205)	(190)
Environmental capital expenditures, net	(48)	(108)
Preferred dividends	(9)	(9)
Free cash flow — before growth investments	1,000 - 1,200	825 - 1,025
Growth investments, net	(518)	(590)
NINA capital calls	(26)	(50)
Free cash flow	450 - 650	150 - 350

Note: Subtotals and totals are rounded

Earnings Conference Call

On May 5, 2011, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG Energy, Inc. is a Fortune 500 and S&P 500 Index company that owns and operates one of the country’s largest non-utility power generation and retail electricity businesses. Headquartered in Princeton, NJ, the Company’s power plants provide 25,000 megawatts of generation capacity—enough to supply approximately 20 million homes. NRG’s retail businesses, Reliant Energy and Green Mountain Energy Company, combined serve approximately 1.9 million residential, business, commercial and industrial customers in Texas and, increasingly in select markets in the Northeast United States. With investments in solar and wind as well as electric vehicle infrastructure, NRG is working to help America transition to a clean energy economy. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, free cash flow guidance, expected earnings, future growth, financial performance, capital allocation, environmental capital expenditures, and development projects, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, government loan guarantees competition in wholesale and retail power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, our inability to implement value enhancing improvements to plant operations and companywide processes, our ability to maintain retail customers, our ability to achieve the expected benefits and timing of development projects, and the 2011 Capital Allocation Plan, and share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and free cash flows are estimates as of today’s date, May 5, 2011 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Dave Knox	Erin Gilli
713.537.2130	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
(In millions, except for per share amounts)	2011	2010
Operating Revenues
Total operating revenues	$1,995	$2,215
Operating Costs and Expenses
Cost of operations	1,324	1,639
Depreciation and amortization	205	202
Selling, general and administrative	143	130
Development costs	9	9
Total operating costs and expenses	1,681	1,980
Gain on sale of assets	—	23
Operating Income	314	258
Other Income/(Expense)
Equity in (losses)/earnings of unconsolidated affiliates	(2)	14
Impairment charge on investment	(481)	—
Other income, net	5	4
Loss on debt extinguishment	(28)	—
Interest expense	(173)	(153)
Total other expense	(679)	(135)
(Loss)/Income Before Income Taxes	(365)	123
Income tax (benefit)/expense	(105)	65
Net (Loss)/Income attributable to NRG Energy, Inc.	(260)	58
Dividends for preferred shares	2	2
(Loss)/Income Available for Common Stockholders	$(262)	$56
(Loss)/earnings per share attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	247	254
Net (loss)/income per weighted average common share — basic	$(1.06)	$0.22
Weighted average number of common shares outstanding — diluted	247	257
Net (loss)/income per weighted average common share — diluted	$(1.06)	$0.22

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,711	$2,951
Funds deposited by counterparties	317	408
Restricted cash	13	8
Accounts receivable — trade, less allowance for doubtful accounts of $17 and $25	687	734
Inventory	418	453
Derivative instruments valuation	1,774	1,964
Cash collateral paid in support of energy risk management activities	147	323
Prepayments and other current assets	311	296
Total current assets	6,378	7,137
Property, plant and equipment, net of accumulated depreciation of $3,987 and $3,796	11,579	12,517
Other Assets
Equity investments in affiliates	521	536
Note receivable — affiliate and capital leases, less current portion	415	384
Goodwill	1,863	1,868
Intangible assets, net of accumulated amortization of $1,154 and $1,064	1,686	1,776
Nuclear decommissioning trust fund	428	412
Derivative instruments valuation	674	758
Restricted cash supporting funded letter of credit facility	1,301	1,300
Other non-current assets	198	208
Total other assets	7,086	7,242
Total Assets	$25,043	$26,896
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$150	$463
Accounts payable	568	783
Derivative instruments valuation	1,411	1,685
Deferred income taxes	137	108
Cash collateral received in support of energy risk management activities	317	408
Accrued expenses and other current liabilities	415	773
Total current liabilities	2,998	4,220
Other Liabilities
Long-term debt and capital leases	8,802	8,748
Funded letter of credit	1,300	1,300
Nuclear decommissioning reserve	322	317
Nuclear decommissioning trust liability	281	272
Deferred income taxes	1,812	1,989
Derivative instruments valuation	335	365
Out-of-market contracts	211	223
Other non-current liabilities	1,133	1,142
Total non-current liabilities	14,196	14,356
Total Liabilities	17,194	18,576
3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	248	248
Commitments and Contingencies
Stockholders’ Equity
Common stock	3	3
Additional paid-in capital	5,330	5,323
Retained earnings	3,538	3,800
Less treasury stock, at cost — 56,742,955 and 56,808,672 shares, respectively	(1,633)	(1,503)
Accumulated other comprehensive income	363	432
Noncontrolling interest	—	17
Total Stockholders’ Equity	7,601	8,072
Total Liabilities and Stockholders’ Equity	$25,043	$26,896

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED CASH FLOW STATEMENTS

(Unaudited)

(In millions) Three months ended March 31,	2011	2010
Cash Flows from Operating Activities
Net (loss)/income	$(260)	$58
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Distributions and equity in losses/(earnings) of unconsolidated affiliates	9	(5)
Depreciation and amortization	205	202
Provision for bad debts	8	9
Amortization of nuclear fuel	11	10
Amortization of financing costs and debt discount/premiums	8	8
Amortization of intangibles and out-of-market contracts	48	—
Changes in deferred income taxes and liability for uncertain tax benefits	(109)	74
Changes in nuclear decommissioning trust liability	10	11
Changes in derivatives	(130)	24
Changes in collateral deposits supporting energy risk management activities	176	(172)
Impairment charge on investment	481	—
Cash used by changes in other working capital	(241)	(105)
Net Cash Provided by Operating Activities	216	114
Cash Flows from Investing Activities
Capital expenditures	(219)	(185)
Increase in restricted cash, net	(5)	(5)
Decrease in notes receivable	12	7
Purchases of emission allowances	(7)	(34)
Proceeds from sale of emission allowances	3	9
Investments in nuclear decommissioning trust fund securities	(105)	(78)
Proceeds from sales of nuclear decommissioning trust fund securities	95	67
Proceeds from sale of assets	13	30
Other	(15)	(5)
Net Cash Used by Investing Activities	(228)	(194)
Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(2)	(2)
Payment for treasury stock	(130)	—
Net (payments to)/receipts from acquired derivatives that include financing elements	(17)	13
Proceeds from issuance of long-term debt	1,286	10
Increase in restricted cash supporting funded letter of credit	(1)	—
Proceeds from issuance of common stock	1	2
Payment of deferred debt issuance costs	(8)	(2)
Payments for short and long-term debt	(1,361)	(429)
Net Cash Used by Financing Activities	(232)	(408)
Effect of exchange rate changes on cash and cash equivalents	4	(3)
Net Decrease in Cash and Cash Equivalents	(240)	(491)
Cash and Cash Equivalents at Beginning of Period	2,951	2,304
Cash and Cash Equivalents at End of Period	$2,711	$1,813

Appendix Table A-1: First Quarter 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	272	7	(32)	14	13	8	5	(547)	(260)
Plus:
Income Tax	—	—	—	—	—	2	—	(107)	(105)
Interest Expense	1	(12)	16	10	1	2	2	145	165
Amortization of Finance Costs	—	—	—	—	—	—	—	7	7
Amortization of Debt (Discount)/Premium	—	—	—	1	—	—	—	—	1
Depreciation Expense	24	122	29	20	3	—	3	4	205
ARO Accretion Expense	—	1	—	—	1	—	—	—	2
Amortization of Power Contracts	42	—	—	(5)	—	—	—	10	47
Amortization of Fuel Contracts	(4)	1	—	—	—	—	—	(1)	(4)
Amortization of Emission Allowances	—	14	—	—	—	—	—	—	14
Loss on Debt Extinguishment	—	—	—	—	—	—	—	28	28
EBITDA	335	133	13	40	18	12	10	(461)	100
Asset Write-Offs and Impairments	—	—	—	—	—	—	—	481	481
Less: MtM forward position accruals	108	(49)	(1)	7	4	—	—	15	84
Add: Prior period MtM reversals	(76)	58	(6)	(5)	—	—	—	(10)	(39)
Less: Hedge Ineffectiveness	—	5	(2)	—	—	—	—	—	3

Adjusted EBITDA, excluding MTM	151	235	10	28	14	12	10	(5)	455

Appendix Table A-2: First Quarter 2010 Regional EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income (Loss) attributable to NRG Energy, Inc	(188)	375	52	(4)	6	8	4	(195)	58
Plus:
Income Tax	—	—	—	—	—	2	—	63	65
Interest Expense	1	(13)	13	10	—	2	1	130	144
Amortization of Finance Costs	—	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium	—	—	—	2	—	—	—	1	3
Depreciation Expense	30	117	32	16	3	—	2	2	202
ARO Accretion Expense	—	1	(4)	—	1	—	—	—	(2)
Amortization of Power Contracts	69	(2)	—	(5)	—	—	—	—	62
Amortization of Fuel Contracts	(10)	(2)	—	—	—	—	—	—	(12)
Amortization of Emission Allowances	—	12	—	—	—	—	—	—	12
EBITDA	(98)	488	93	19	10	12	7	7	538
Less: MtM forward position accruals	(375)	238	38	(12)	—	—	—	—	(111)
Add: Prior period MtM reversals	(87)	22	19	(5)	—	—	1	—	(50)
Less: Hedge Ineffectiveness	—	—	(2)	—	—	—	—	—	(2)

Adjusted EBITDA, excluding MtM	190	272	76	26	10	12	8	7	601

EBITDA and adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

• EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

• EBITDA does not reflect changes in, or cash requirements for, working capital needs;

• EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for gains or losses on the sales of equity method investments; currency loss; Exelon defense costs, and Reliant retail acquisition and integration costs; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates.

Free cash flow is cash flow from operations less capital expenditures, preferred stock dividends and repowering capital expenditures net of project funding and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on adjusted cash flow from operating activities or free cash flow as a measure of cash available for discretionary expenditures.